Exhibit 8.1

January 26, 2015

DB Commodity Services LLC

    as Managing Owner of PowerShares DB G10

    Currency Harvest Fund

60 Wall Street

New York, New York 10005

Re:	PowerShares DB G10 Currency Harvest Fund
Post-Effective Amendment No. 2 to
Registration Statement on Form S-3 filed with the Securities and
Exchange Commission on or about January 26, 2015

Dear Sir or Madam:

We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, of the Post-Effective Amendment No. 2 to Registration Statement on Form S-3, filed with the SEC on or about January 26, 2015 (the “Registration Statement”) of PowerShares DB G10 Currency Harvest Fund (the “Fund”), a Delaware statutory trust organized on April 12, 2006.

We have reviewed such documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm our opinion contained under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus constituting a part of the Registration Statement that the Fund will be classified as a partnership for U.S. federal income tax purposes.

We also advise you that the tax discussion under the captions “The Risks You Face,” paragraphs (25), (26) and (27), “Summary – U.S. Federal Income Tax Considerations,” and “Material U.S. Federal Income Tax Considerations” in the Prospectus constituting a part of the Registration Statement correctly describes the material aspects of the U.S. federal income tax treatment to a United States individual taxpayer, as of the date hereof, of an investment in the Fund.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

DB Commodity Services LLC

January 26, 2015

Our opinion represents our best legal judgment with respect to the proper U.S. federal income tax treatment of the Fund and United States individual taxpayers investing in the Fund, based on the materials reviewed. Our opinion assumes the accuracy of the facts as represented in documents reviewed or as described to us and could be affected if any of the facts as so represented or described are inaccurate.

We hereby consent to the filing of our opinion as Exhibit 8.1 to this Registration Statement and to all references to our Firm included or made a part of this Registration Statement. In addition, we hereby consent to the discussion of our opinion in the Prospectus constituting part of this Registration Statement under the caption “Material U.S. Federal Income Tax Considerations.”

Very truly yours,

/s/ Sidley Austin LLP